Exhibit 99.1

Newfield Signs Interim Oil Sales Agreement with Big West
FOR IMMEDIATE RELEASE
HOUSTON, December 24, 2008 — Newfield Exploration Company (NYSE: NFX) yesterday signed an interim agreement to resume oil sales with Big West Oil Co. LLC, a subsidiary of Flying J Inc., for deliveries of black wax production from its Monument Butte oil field in the Uinta Basin of the Rockies.
Volumes to be delivered range from 9,000 — 14,000 BOPD. This compares to previous deliveries of approximately 9,000 BOPD. The new arrangement provides for timely cash payments and the pricing mechanism is similar to the previous oil sales contract. While this is a short term arrangement, it can be repeated back-to-back as long as Big West is permitted to use its cash to purchase crude oil. Newfield anticipates that sales volumes under this agreement will average similar levels as the prior contract. With the timeliness of the signing of this new agreement, operations in the field were not materially interrupted.
The signing of this interim agreement follows Newfield’s December 21 termination of its crude oil sales contract with Big West, pursuant to certain early termination provisions in the contract. Newfield did not receive timely payment from Big West for crude oil deliveries made in November.
Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.
This release contains forward-looking information regarding expected ranges of production and crude oil sales. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and severe weather conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com